Exhibit 99.1
LIFEVANTAGE ANNOUNCES FISCAL THIRD QUARTER 2011
RESULTS
Record Third Quarter Net Revenue Increases to $10.0 Million
Record Third Quarter Operating Income Improves to $792,000
Company Raises Fiscal Year 2011 Revenue Guidance to Range of $37 – $39 Million
Company Raises Operating Income Guidance to Range of $2.5 – $3 Million
San Diego, CA, May 17, 2011, LifeVantage Corporation (OTCBB: LFVN), the maker of science-based solutions to oxidative stress, today, reported financial results for the third quarter and first nine months of fiscal 2011 ended March 31, 2011.
Fiscal 2011 Third Quarter Results
For the third quarter of fiscal 2011, the Company reported record net revenue of $10.0 million compared to $2.7 million for the same period last year, an increase of 270% from the prior year period. On a sequential basis, net revenue increased 35% from the $7.5 million reported for the second fiscal quarter ended December 31, 2010.
Gross Profit for the third fiscal quarter ended March 31, 2011 increased to $8.4 million compared to $2.3 million for the same period last year, delivering a slight improvement in gross margin to approximately 84%.
Operating Expenses for the third fiscal quarter of 2011 were $7.6 million compared to $3.6 million for the same period last year and on a sequential basis increased 33% from $5.7 million in the second of fiscal quarter 2011. The increase on a sequential basis is due primarily to increased sales commissions which are a direct result of the Company’s increased revenue, and to greater investment in personnel.
Operating Income improved to $792,000 for the third fiscal quarter of 2011 compared to a loss of $1.3 million in the same period last year. The third quarter fiscal 2011 operating income of $792,000 represents the third consecutive quarter of achieving operating income.
“We are extremely pleased with our record revenue and operating income for the fiscal third quarter. Our efforts to enhance our business model and the growing awareness of our patented, scientifically proven products enabled us to report the third consecutive quarter of increasing operating income,” commented Douglas C. Robinson, Chief Executive Officer of LifeVantage. “Our continued strong financial performance gives us the confidence to remain optimistic about our outlook for the remainder of fiscal 2011. As a result, we are increasing our full year revenue guidance. We will continue to focus on driving our top line growth by expanding awareness of the benefits of our products, managing the controllable aspects of our business and improving the overall financial health of our company.”
Mr. Robinson concluded, “We believe the investments we are making into our sales and marketing, research, development and support personnel will enable us to increase our reach into new and existing consumer markets as well as introduce new products, leveraging our many years of research towards our goal of helping people around the world achieve improved health and wellness.”
Fiscal 2011 First Nine Months Results
For the nine months ended March 31, 2011, net revenue increased 241% to $23.9 million from $7.0 million for the same nine-month period last fiscal year. Gross profit improved to $20.1 million for the first nine months of fiscal 2011 compared to $5.9 million for the same period last fiscal year. Operating Income increased to $1.7 million for the first nine months of fiscal 2011 compared to a loss of $7.0 million for the same period last year.
Balance Sheet
The Company ended the third quarter of fiscal 2011 with a stronger balance sheet. Its cash, cash equivalents and investments available for sale improved to $4.4 million due to strong revenue growth and leverage in the business as the Company generated $2.4 million of cash flow from operations for the nine months ended March 31, 2011 compared to a cash use from operations of $4.5 million for the same nine-month period last year.
Due to the Company’s rapid revenue growth, improving operating income and strengthening balance sheet, management believes it is prudent for the Company to elect to redeem all of the approximate $3.0 million of remaining outstanding convertible debentures. This optional redemption by the Company is an election to repay the full amount of the outstanding principal and interest of the convertible debentures. However, the holders have the ability to convert their debentures into Company shares prior to the date the debentures are to be repaid and management expects that the holders likely will elect to convert their debentures into an aggregate of approximately 15 million shares of the Company’s common stock in lieu of receiving cash repayment of principal and interest. The Company expects to deliver the optional redemption notice to the holders of convertible debentures on or about May 18, 2011 and to complete the redemption or holder conversions before the end of the fourth fiscal quarter of 2011. This optional redemption, among other things, will decrease the Company’s quarterly interest expense through the remaining term of the convertible debentures and remove the associated debt from the Company’s balance sheet.

Guidance
The Company is raising its revenue and operating income guidance for the full fiscal year ending June 30, 2011. The Company now expects to achieve revenue for the full fiscal year ending June 30, 2011 in a range of $37 million to $39 million, operating income in a range of $2.5 — $3 million and operating profit of approximately 8%, compared to the previous estimate of approximately $29 million in revenue, operating income of $1.25 million with 5% operating profit.
Carrie McQueen, Chief Financial Officer commented, “We have greatly improved our balance sheet during the first nine months of fiscal 2011, and based on our developing financial strength, we plan to redeem or cause the conversion of the approximately $3 million that remains outstanding under the convertible debentures we issued in 2009 and 2010. This supports our focus on improving operating income and operating cash flow by reducing our interest expense. Additionally, we are striving to provide greater transparency in our financial statements, which will be improved by minimizing the complexity and amount of the non-cash derivative accounting affects on our balance sheet and income statement. Once the debentures have been repaid or converted, we expect to enter fiscal 2012 with a strong cash position and no debt.”
Conference Call Information
Investors interested in participating in the live call today can dial (877) 795-3613 from the U.S. International callers can dial (719) 325-4744. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, May 31, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 6523612.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://www.lifevantage.com/investor-profile.aspx. The webcast will be archived for 30 days.
About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, nutraceutical company dedicated to helping people reach their health and wellness goals while creating business opportunities. Founded in 2003 and based in San Diego, CA, LifeVantage currently offers two anti-aging and wellness products: Protandim®, a dietary supplement that combats oxidative stress, and LifeVantage TrueScience™ Anti-Aging Cream, a scientifically-based skin care product. For more information, visit www.LifeVantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ‘believes,’ ‘anticipates,’ ‘intends,’ ‘expects,’ ‘plans,’ ‘seeks’ and similar references to the future.

Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated results of operations, future growth, our intent to redeem our outstanding convertible debentures and our expectation that the holders thereof will elect to convert these debentures into shares of our common stock. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the risk factors contained in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4
ICR, LLC
John Mills
(310) 954-1105

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of,
	March 31, 2011	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$4,094,051	$1,637,676
Investments, available for sale	280,000	340,000
Accounts receivable, net	803,987	401,597
Inventory	1,471,738	493,858
Short-term deferred debt offering costs, net	261,054	—
Prepaid expenses and deposits	385,704	153,864

Total current assets	7,296,534	3,026,995
Long-term assets
Investments, available for sale	70,000	85,000
Property and equipment, net	196,007	196,353
Intangible assets, net	1,976,785	2,045,471
Deferred debt offering costs, net	—	844,792
Deposits	27,673	28,613

TOTAL ASSETS	$9,566,999	$6,227,224

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$875,042	$770,941
Commissions payable	1,370,556	591,035
Reserve for sales returns	737,495	343,937
Other accrued expenses	1,618,210	809,507
Customer deposits	—	34,797
Revolving line of credit and accrued interest	433,984	433,985
Short-term derivative liabilities	7,573,109	1,444,331
Short-term convertible debt, net of discount	138,168	702,361

Total current liabilities	12,746,564	5,130,894
Long-term liabilities
Deferred rent	22,560	27,191
Derivative liabilities	9,967,357	17,123,119
Convertible debt, net of discount	—	121,014

Total liabilities	22,736,481	22,402,218

Commitments and contingencies
Stockholders’ deficit
Preferred stock — par value $0.001 per share, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001 per share, 250,000,000 shares authorized and 73,677,540 and 61,494,849 issued and outstanding as of March 31, 2011 and June 30, 2010, respectively	73,678	61,495
Additional paid-in capital	28,080,043	21,457,145
Accumulated deficit	(41,266,601)	(37,661,857)
Accumulated other comprehensive loss	(56,602)	(31,777)

Total stockholders’ deficit	(13,169,482)	(16,174,994)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,566,999	$6,227,224

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
Sales, net	$9,975,224	$2,723,807	$23,878,662	$7,037,450
Cost of sales	1,581,866	447,797	3,793,535	1,172,595

Gross profit	8,393,358	2,276,010	20,085,127	5,864,855
Operating expenses:
Sales and marketing	5,350,388	1,877,073	12,781,834	5,852,268
General and administrative	2,081,108	1,618,591	5,084,270	6,548,199
Research and development	115,515	69,863	315,025	295,277
Depreciation and amortization	54,084	53,960	157,984	200,733

Total operating expenses	7,601,095	3,619,487	18,339,113	12,896,477

Operating income (loss)	792,263	(1,343,477)	1,746,014	(7,031,622)
Other income (expense):
Interest expense	(468,900)	(5,483,245)	(2,477,805)	(6,378,735)
Change in fair value of derivative liabilities	(10,090,924)	(1,422,894)	(2,777,953)	7,345,657

Total other income (expense)	(10,559,824)	(6,906,139)	(5,255,758)	966,922

Net income (loss) before income taxes	(9,767,561)	(8,249,616)	(3,509,744)	(6,064,700)

Income tax expense	—	—	(95,000)	—

Net income (loss)	(9,767,561)	(8,249,616)	(3,604,744)	(6,064,700)

Net income (loss) per share, basic and diluted	$(0.13)	$(0.14)	$(0.05)	$(0.11)

Weighted average shares, basic and diluted	73,181,511	57,117,710	69,281,640	57,353,428
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